EXHIBIT 99.1

Bion Announces Approval of New Canadian Patent

August 6, 2012.  New York, New York.  Bion Environmental Technologies, Inc. (OTC BB/QB: BNET) announced today that it was notified that its Canadian patent application 2503166 entitled “Low Oxygen Biologically Mediated Nutrient Removal” has been approved.  The patent application was made on April 18, 2005; upon publication and issuance, the patent will be officially granted and will remain in force until April 18, 2024.

The new patent provides protection of the core Bion process’s ability to convert and remove both nitrogen and phosphorous from the effluent stream.  The patent describes the removal of both nitrogen and phosphorus similar to the United States patents in hand.

James Morris, Ph.D., P. E., Bion’s Chief Technology Officer, stated, “Canada represents a large potential market and this patent assures Bion’s ability to deploy our technology in this important agricultural powerhouse.”

The Canadian patent substantially strengthens the Company’s international IP portfolio, with active patents now held in Canada, New Zealand and Mexico, and additional applications under consideration for the European Union, Brazil, Argentina and Australia. Bion holds seven US patents, with one pending.

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Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion’s patents protect its proprietary technology that uses a biological nutrient removal process driven by the system’s active microbial community that utilize and metabolize the waste stream to convert potential pollutants to benign forms that can then be removed from the effluent discharge stream and converted into energy or other valuable by-products.  Bion systems provide effective environmental treatment at a substantially lower cost than conventional wastewater treatment plants that rely on expensive highly-oxygenated and chemical processes.

Bion’s environmental management system is the only technology able to provide a comprehensive solution to concentrated livestock waste, through simultaneous removal and stabilization of nutrients and reduction of air emissions including ammonia, hydrogen sulfide, VOC’s, greenhouse gases, odors and other pollutants, together with reductions of pathogens, antibiotics and hormones in the discharge stream.  Bion’s system can be configured to simultaneously reclaim renewable energy from the ‘waste’ biomass in a highly efficient process.  For more information, see Bion’s websites, www.biontech.com and www.bionpa.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Vice President-Capital Markets

303-843-6191 direct